Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into to be effective as of November 3, 2009 (the “Effective Date”), between PEERLESS MFG. CO. (“Employer”), and Warren Hayslip (“Employee”).

Section 1. Employment.

1.1 Employment and Term. Subject to the terms and conditions of this Agreement, Employer agrees to employ Employee as the Vice President and Chief Operating Officer of the Employer pursuant to this Agreement for a term beginning on the Effective Date and ending on the second anniversary of this agreement, (the “Term”) unless Employee’s employment is terminated earlier as provided in Section 4 below. Sections 2, 3, and 5 of this Agreement shall survive any termination of Employee’s employment with Employer.

1.2 Duties. At all times during the course of Employee’s employment with Employer, Employee agrees to perform the duties associated with his position diligently and to devote all of his business time, attention and efforts to the business of Employer. Employee agrees to comply with the policies, procedures and guidelines established by Employer from time to time. Employee agrees to perform his duties faithfully and loyally and to the best of his abilities, and shall use his best efforts to promote the business of Employer. Employee understands and agrees that both the business and personal standards and ethics of Employer’s employees must at all times be above reproach. Employee agrees to act at all times so as to reflect this high standard. Employee further agrees to abide by all rules, policies, or procedures established by Employer from time to time. Subject to the approval of the Board of Directors of PMFG, Inc. (the “Board”).

1.3 Supervision. Employee shall perform the duties of employment under the direction and supervision of Employer’s Chief Executive Officer.

1.4 Compensation. During Employee’s employment, Employer will pay Employee a base annualized salary of $220,000 (“Base Salary”), less all applicable withholding as required by law and/or voluntarily elected by Employee, to be paid in installments in accordance with Employer’s standard payroll practice and schedule. The Employer may adjust the Employee’s annualized salary from time to time at its sole discretion, but Employee’s Base Salary shall never be reduced below $220,000 without his consent. Employer will provide Employee with Employee benefits generally made available by Employer to other similarly situated employees, as per company policy. During Employee’s employment, Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in furtherance of Employer’s business interests upon appropriate documentation of such expenditures in accordance with Employer’s general policy.

1.5 Bonus. Employee shall be eligible to participate in and receive bonuses according to such bonus structure and plan as may be established or modified from time to time by the Employer on the same basis as other similarly situated officers of the Employer.

1.6 Long Term Incentive. Subject to the discretion and approval of the Board, Employee may be awarded stock awards in the form of options and/or restricted stock on an annual basis subject to the terms of the applicable incentive plan as such may be established or modified by the Board from time to time.

Employment Agreement

Section 2. Non-Competition.

2.1 Non Competition.

(a) In consideration of his employment under this Agreement and Employer’s agreement to provide Employee with Confidential Information under Section 3 below, Employee agrees that during the term of his employment and for a period of two (2) years following termination of his employment (regardless of whether Employee is terminated without Cause, for Cause (as defined in Section 4.1(c) below), voluntarily resigns or otherwise), neither Employee nor any person or entity directly or indirectly controlling, controlled by or under common control with Employee, shall directly or indirectly, on his own behalf or as an employee or other agent of or an investor in another person:

(i) engage in any business conducted by Employer during Employee’s term of employment with Employer (collectively, the “Business”);

(ii) influence or attempt to influence any customer or supplier of Employer or any affiliate of Employer to purchase goods or services related to the Business from any person other than Employer or such affiliate; or

(iii) employ or attempt to employ any individuals who are then or have been employees of Employer or any affiliate of Employer during the preceding 12 months, or influence or seek to influence any such employees to leave Employer’s or such affiliate’s employment.

(b) Employee specifically acknowledges that Employer’s products are sold in a world market and that Employee has been engaged with regard to Employer’s products and Employer’s customers throughout the world without geographic limitation, and accordingly that the restrictive covenant regarding competition contained in this Section 2.1 shall apply without geographic limitation.

(c) Employee acknowledges that his obligations under this Section 2.1 are a material inducement and condition to Employer’s entering into this Agreement and a material inducement and condition to Employee receiving or having access to Confidential Information (as defined in Section 3.1). Employee acknowledges and agrees that the terms and provisions of this Agreement (including the severance provisions of Section 4.1) and Employee’s receipt and access to Confidential Information are sufficient consideration for the restrictions set forth in this Section 2.1. Employee acknowledges and agrees further that such restrictions are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other business interests of Employer, and Employee agrees that Employer is justified in believing the foregoing.

(d) If any provision of this Section 2.1 should be found by any court of competent jurisdiction to be unenforceable by reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, and/or scope set forth shall be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found enforceable by such court

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(e) Employee acknowledges that Employee’s violation or attempted violation of this Section 2.1 will cause irreparable damage to Employer or its affiliates, and Employee therefore agrees that Employer shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or others acting on his behalf. Employer’s right to injunctive relief will be cumulative and in addition to any other remedies provided by law or equity.

(f) Employee shall not be subject to the provisions of this Section 2 if Employer fails to pay any uncontested amounts due to Employee under Section 4 and such failure is not cured within thirty (30) days after written notice to Employer.

Section 3. Confidentiality; Nondisparagement; Conflict of Interest.

3.1 Confidentiality.

(a) In the course of his employment with Employer, Employer shall provide Employee with access to commercially valuable, confidential or proprietary information of the Employer (“Confidential Information”). Confidential Information means all information, whether oral or written, previously or hereafter developed, acquired or used by Employer and relating to the business of Employer that is not generally known to the public or others in Employer’s area of business, including without limitation (i) any trade secrets, work product, processes, analyses or know-how of Employer; (ii) Employer’s advertising, product development, strategic and business plans and information, including customer and prospect lists; (iii) the prices at which Employer has sold or offered to sell its products or services; and (iv) Employer’s internal financial statements, budgets, cost information, pricing information and other financial information.

(b) Employee acknowledges and agrees that the Confidential Information is and shall be the sole and exclusive property of Employer. Employee shall not use any Confidential Information for his own benefit or disclose any Confidential Information to any third party (except in the course of performing his authorized duties for Employer under this Agreement), either during or subsequent to his employment with Employer.

(c) Specifically, Employee agrees that, except as expressly authorized in writing by Employer, or as may be required by law or court order, Employee shall (i) not disclose Confidential Information to any third party, (ii) not copy Confidential Information for any reason, and (iii) not remove Confidential Information from Employer’s premises. Upon termination of his employment with Employer, Employee shall promptly deliver to the Employer all Confidential Information, including documents, computer disks and other computer storage devices and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information or otherwise relating in any way to the Employer’s business that are in his possession or under his control.

Employment Agreement

(d) Employee acknowledges that Employee’s violation or attempted violation of this Section 3.1 will cause irreparable damage to Employer or its affiliates, and Employee therefore agrees that Employer shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or others acting on his behalf. Employer’s right to injunctive relief will be cumulative and in addition to any other remedies provided by law or equity.

3.2. Covenant of Nondisparagement. In consideration of this Agreement, Employee agrees and promises that, during the Term and at all times after the termination of this Agreement (regardless of whether Employee is terminated without Cause, for Cause, voluntarily resigns or otherwise), not to make any libelous, disparaging or otherwise injurious statements about or concerning Employer or any of its affiliates, their officers, employees or representatives. Such prohibited statements include any statement that is injurious to the business or business reputation of any of Employer, its affiliates or their employees or representatives, but does not include reasonable statements of disagreement that Employee makes for the purpose of protecting or enforcing any of his rights or interests hereunder or defending against any claim or claims of Employer, so long as such statements are not slanderous or libelous and are delivered in terms as would ordinarily be considered customary and appropriate.

3.3. Conflict of Interest. Employee agrees that during the Term, without the prior approval of the Board, Employee shall not engage, either directly or indirectly, in any activity which may involve a conflict of interest with Employer or its affiliates (a “Conflict of Interest”), including ownership in any supplier, contractor, subcontractor, customer or other entity with which Employer does business (other than as a shareholder of less than one percent of a publicly traded class of securities) or accept any material payment, service, loan, gift, trip, entertainment or other favor from a supplier, contractor, subcontractor, customer or other entity with which Employer does business and that Employee shall promptly inform the Board as to each offer received by Employee to engage in any such activity. Employee further agrees to disclose to Employer any other facts of which Employee becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

Section 4. Termination.

4.1 Termination by Employer.

(a) Employer may terminate Employee’s employment without Cause upon no less than 30 days prior notice of termination to Employee. Employer shall pay the Severance Compensation (as defined in Section 5.1(h)) to Employee after the effective date of such termination, except as otherwise provided by the terms of any stock option or restricted stock agreement entered into with Employee during the Term.

Employment Agreement

(b) Employer may discharge Employee for Cause at any time without prior notice. In the event of any such termination for Cause, Employer’s obligations to pay any base salary, incentive compensation or bonus or provide for any benefits to Employee shall terminate immediately upon the effective date of such termination, except as otherwise provided by the terms of any stock option or restricted stock agreement entered into with Employee during the Term.

(c) As used herein, “Cause” shall mean any of the following:

(i) the conviction of Employee by a court of competent jurisdiction of any felony or crime involving moral turpitude;

(ii) commission by Employee of an act of fraud, dishonesty, slander, or other act reflecting unfavorably upon the public image of Employer as reasonably determined by Chief Executive Officer;

(iii) the failure by Employee to substantially perform his duties hereunder, or any wrongdoing by Employee resulting in injury to Employer, in each case as reasonably determined by Chief Executive Officer;

(iv) the failure by Employee to follow a directive of the Chief Executive Officer or Board; or

(v) violation of any policies or procedures of Employer, including without limitation, any human relations policy.

4.2 Termination by Employee. Employee may resign from Employee’s employment hereunder (whether for voluntary retirement or otherwise) upon no less than 30 days prior notice of resignation to Employer, unless such prior notice is otherwise waived by Employer in its absolute and sole discretion. The effective date of Employee’s resignation shall be as stated in Employee’s notice of resignation or at the sole option of Employer, such earlier date as determined by Employer in its sole discretion. If Employee voluntarily resigns from his employment with Employer during the term hereof (whether for voluntary retirement or otherwise), Employer’s obligations to pay any base salary, incentive compensation or bonus or provide for any benefits shall terminate immediately upon the effective date of such resignation. Upon retirement, Employee shall be entitled to all benefits (if any) provided by Employer in the ordinary course to other executive officers of Employer at comparable retirement age.

4.3 Termination on Death of Employee. This Agreement shall terminate automatically upon the death of Employee and all rights of Employee, his heirs, executors and administrators to salary, bonus, incentive compensation or benefits shall terminate immediately, except as otherwise provided in Employer’s benefit plans in effect at such time.

4.4 Termination by Disability. Employer may terminate Employee’s employment hereunder upon Employee becoming Disabled (as defined below). Upon such termination, Employer shall pay Employee an amount equal to his then current monthly base salary for a period of six months, which payment amounts will be reduced by any disability payments Employee receives during such period from the disability insurance provided through Employer, if any. Employee shall be entitled to all other disability benefits then in effect (if any) provided by Employer to other similarly situated executive officers of Employer. In the event of termination due to Employee being Disabled, except as aforesaid or as otherwise agreed to in writing by Employee and Employer, Employer shall have no other obligation to pay any base salary, incentive compensation or bonus or provide for any benefits to Employee after the effective date of termination. For purposes of this Section, “Disabled” means any mental or physical impairment lasting (or that will last) more than 180 consecutive or non-consecutive calendar days that prevents Employee from performing the essential functions of his position with or without reasonable accommodation as determined by a competent physician chosen by Employer and consented to by Employee or his legal representatives, which consent will not be unreasonably withheld or delayed. Employee agrees to submit to appropriate medical examinations and authorize his physicians to release medical information necessary to determine whether Employee is Disabled for purposes of this Agreement.

Employment Agreement

Section 5. Termination.

5.1 Definitions. For Purposes of this Section 5, the following definitions apply.

(a)	Acquiring Person. An “Acquiring Person” shall mean any person that, together with all Affiliates and Associates of such person, is the beneficial owner of 50.1% or more of the outstanding Common Stock of the Employer or its parent. The term “Acquiring Person” shall not include the Employer, its parent, any subsidiary of the Employer, any employee benefit plan of the Employer (or trust with respect thereto) or subsidiary of the Employer, or any person holding Common Stock of the Employer for or pursuant to the terms of any such plan.

(b)	Affiliate and Associate. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in effect on the date of this Agreement.

(c)	Cause. For “Cause” shall have the meaning set forth in Section 4.1(c) above.

(d)	Change in Control. A “Change in Control” of the Employer or PMFG, Inc., shall have occurred if at any time during the Term any of the following events shall occur:

(i)	The Employer or PMFG, Inc., is merged, consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 50.1% of the combined voting power to elect Directors of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is available to be received by all stockholders on a pro rata basis and is actually received in respect of or exchange for voting securities of the Employer or PMFG, Inc. pursuant to such transaction;

Employment Agreement

(ii)	The Employer or PMFG, Inc. sells all or substantially all of its assets to any other corporation or other legal person not controlled by or under common control with the Employer or PMFG, Inc.;

(iii)	Any person or group (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which when added to any securities already owned by such person would represent in the aggregate 50% or more of the then outstanding securities of the Employer or PMFG, Inc., which are entitled to vote to elect Directors;

(iv)	If at any time, the Continuing Directors then serving on the Board, cease for any reason to constitute at least a majority thereof;

(v)	Any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act; or

(vi)	Such other events that cause a change in control of the Employer, as determined by the Board in its sole discretion;

provided, however, a Change in Control of the Employer or PMFG, Inc. shall not be deemed to have occurred as the result of any transaction having one or more of the foregoing effects if such transaction is both (1) proposed by, and (2) includes a significant equity participation of, executive officers of the Employer or PMFG, Inc. as constituted immediately prior to the occurrence of such transaction or any Employer employee stock ownership plan or pension plan.

(e)	Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	Continuing Director. A “Continuing Director” shall mean a member of the Board who (i) is not an Acquiring Person, an Affiliate or Associate, a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (ii) was a member of the Board, on the date of this Agreement or subsequently became a member of the Board of PMFG, Inc., and whose initial election or initial nomination for election by the PMFG, Inc.’s stockholders was approved by a majority of the Continuing Directors then on the Board.

(g)	Disabled. “Disabled” shall have the meaning defined in Section 4.4 above.

(h)	Severance Compensation. The “Severance Compensation” shall be:

(i)	A lump sum amount equal to 75.0% of the Employee’s then current annualized base salary in effect as of the date of the Termination;

Employment Agreement

(ii)	in any year in which Employee has been provided a bonus target under a bonus plan adopted by the Board of PMFG, Inc., a pro rated bonus amount based upon the portion of the year served by Employee, provided, however, such bonus amount shall be calculated and paid at the time such bonuses are usually calculated by the Employer at year end; and

(iii)	For a period of three (3) months, provide Employee with benefits substantially similar to those which Employee was entitled to receive immediately prior to the date of termination under all of the Employer’s “employee welfare benefit plans” within the meaning of Section 3(1) of The Employee Retirement Income Security Act of 1974, as amended.

(i)	Termination Date. The “Termination Date” shall be the effective date upon which the Employer terminates the employment of Employee with the Employer within one year following a Change in Control.

5.2. Rights of Employee Upon Change in Control and Subsequent Termination.

(a)	The Employer shall provide Employee, within ten days following the Termination Date, Severance Compensation, but without affecting the rights of Employee or the Employer at law or in equity, if, within one year following the occurrence of a Change in Control, either of the following two events shall occur:

(1)	the Employer terminates Employee’s employment except for any of the following reasons:

(i)	Employee dies;

(ii)	Employee becomes Disabled; or

(iii)	The Employer terminates the Employee for Cause; or

(2)	Employee terminates his employment after such Change in Control and the occurrence of at least one of the following events:

(i)	an material adverse change in the positions held by Employee or a material diminution in the nature or scope of the authorities, functions or duties attached to the positions with the Employer that Employee had immediately prior to the Change in Control (provided however, a material adverse change or material diminution shall not be deemed to have occurred simply because the parent of the Employer has sold all or a substantial part of its interest in Employer, that Employer becomes a subsidiary of another entity, or that Employee ceases to be a Vice President of the Employer (PMFG, Inc.,), any reduction in Employee’s base salary (excluding bonus and incentive compensation) during the Term or a material diminution in scope or value of the aggregate other base benefits to which Employee was entitled from the Employer immediately prior to the Change in Control, any of which is not remedied within ten calendar days after receipt by the Employer of written notice from Employee of such change, reduction, alteration or termination, as the case may be;

Employment Agreement

(ii)	the relocation of the Employer’s principal executive offices, or the requirement by the Employer that Employee have as his principal location of work any location not within the greater Dallas, Texas metropolitan area or that he/she travel away from his office in the course of discharging his duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than required of his prior to the Change in Control; or

(iii)	the Employer commits any material breach of this Agreement, which is not cured within ten calendar days after receipt by the Employer of written notice from Employee of such breach.

(b)	Upon written notice given by Employee to the Employer prior to the receipt of Severance Compensation, Employee, at his sole option, may elect to have all or any part of any such amount paid to them, without interest, on an installment basis selected by them.

(c)	The payment of Severance Compensation by the Employer to Employee shall not affect any rights and benefits which Employee may have pursuant to any other agreement, policy, plan, program or arrangement with the Employer prior to the Termination Date, which rights shall be governed by the terms thereof, except that payments hereunder after termination under this Section 5 shall reduce by an equal amount any sums payable after termination of employment under Section 4.1(a) above, as may be amended, restated or modified.

5.3 No Mitigation Required. In the event that this Agreement or the employment of Employee hereunder is terminated, Employee shall not be obligated to mitigate his damages nor the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the acceptance of employment elsewhere after termination shall in no way reduce the amount of Severance Compensation payable under this Section 5.

Section 6. Miscellaneous.

6.1 Section 409A. For purposes of Section 4 or 5, whether a “termination of employment” has occurred shall be determined as set forth in Proposed Regulation §1.409A-3(h)(1) or any successor regulations. Notwithstanding the foregoing provisions of this Section 4 or 5, in the event as of the date of termination of employment, Employee is a “specified employee” as such term is defined under Section 409A of the Internal Revenue Code of 1986 (the “Code”)(or any regulations or proposed regulations promulgated thereunder) each payment that would have been due to be made to employee during the first six (6) months after such termination shall be delayed to the extent required and all such delayed payments shall be made in a single lump sum on the first business day after the six –month anniversary of such termination unless an exception to such delay is otherwise applicable under the Code or regulations thereunder.

Employment Agreement

6.2 Notice. Except as set forth below in this Section 6.2, any notice under this Agreement must be in writing and shall be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to Employer:

Peerless Mfg. Co.
14651 North Dallas Pkwy
Dallas, Texas 75254
Attn: Chairman, Board of Directors

if to Employee:

Warren Hayslip
5070 Rosewood Dr.
Doylestown, PA 18902

Notwithstanding the foregoing, the party receiving notice may waive any provisions of this Section 6.2 in its or his sole and absolute discretion.

6.3 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. Except as otherwise provided herein, this Agreement may not be assigned by Employee without the prior written consent of the Employer and PMFG, Inc. Employer shall require any successor, and any corporation or other person which is in control of such successor, to all or substantially all of the business and/or assets of Employer (by purchase, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement by Employer. As used in this Agreement, “Employer” shall mean Employer as herein before defined and any successor to its business and/or all or part of its assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 6.3 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.4 Headings. The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

Employment Agreement

6.5 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

6.6 Amendment and Waiver. The provisions of this Agreement may be amended or waived only by written agreement of Employer and Employee, and no course of conduct, failure or delay in enforcing the provisions of this Agreement shall effect the validity, binding effect or enforceability of this Agreement.

6.7 Severability. Any provision or portion of a provision of this Agreement that is held to be invalid or unenforceable will be severable, and this Agreement will be construed and enforced as if such provision, or portion thereof, did not comprise a part hereof, and the remaining provisions or portions of provisions will remain in full force and effect. In lieu of each invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

6.9 Indemnification. Employee shall be subject to, and entitled to the benefit of, the indemnification provisions contained in the Employer’s Articles of Incorporation and Bylaws, as amended, to the same extent and degree as other similarly situated officers and/or directors of Employer.

6.10 Disputes. The parties to this Agreement agree that in the event there is a dispute or controversy between them that cannot be settled through direct discussions, it is in the best interests of all for such dispute or controversy to be resolved in the shortest time and with the lowest cost of resolution as practicable. Consequently, any such dispute, controversy or claim between the parties to this Agreement will not be litigated, but instead will be resolved by arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration will be before one neutral arbitrator and will proceed under the Expedited Procedures of said Rules. The arbitration will be held in Dallas, Texas, or such other place as may be selected by mutual agreement. The arbitrator will have the discretion to order a prehearing exchange of information by the parties, and to set limits for both the scope and time period of such exchange. All issues regarding exchange requests will be decided by the arbitrator. Neither party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder, unless required to do so by court or regulatory order, without the prior written consent of both parties. Administrative fees and expenses of the arbitration itself will be borne by the parties equally unless otherwise required by law, a court of competent jurisdiction or the Rules; provided, that, in no event will Employee be required to pay in excess of $1,000 of such fees and expenses. The arbitrator will also be authorized to award to the prevailing party all or that fraction of its reasonable costs and fees as is deemed equitable. Costs of a party’s representation by counsel or preparation costs for hearing are not considered administrative fees and expenses for purposes hereof. This provision will not apply to any claim for injunctive relief sought by the Employer or any of its affiliates under Section 2 or 3 of this Agreement.

Employment Agreement

6.11 Entire Agreement. This Agreement embodies the complete agreement between Employer and Employee regarding the subject matter hereof and supersedes all prior agreements or understandings, whether oral, written or otherwise, between the parties hereto that may have related in any way to the subject matter hereof.

EMPLOYER:

PEERLESS MFG. CO.

Peter J. Burlage,
Chief Executive Officer

EMPLOYEE:

Warren Hayslip

Employment Agreement